Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-136417


                          COMMUNITY FIRST BANCORP, INC.

                  Prospectus Supplement dated February 1, 2007
                                       to
                       Prospectus dated December 29, 2006

     Community First Bancorp, Inc. has exercised its right to extend the deadline for its rights offering of common stock from 5:00 p.m. Central Time on February 9, 2007, to 5:00 p.m. Central Time on March 9, 2007. ACCORDINGLY, SUBSCRIPTIONS TO PURCHASE COMMON STOCK IN THE RIGHTS OFFERING WILL BE RECEIVED UNTIL 5:00 P.M. CENTRAL TIME ON MARCH 9, 2007, UNLESS WE SELL ALL OF THE SHARES OFFERED BEFORE THAT DATE. As described in our prospectus dated December 29, 2006, we reserve the right to terminate the rights offering at any time.